BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION
AND
ARTICLES OF ASSOCIATION
OF

BEYOND GOLDEN HOLDINGS LIMITED

Incorporated this 19th day of January, 2010.

MOSSACK FONSECA & CO. (B.V.I.) LTD.
Tortola, British Virgin Islands
e-mail: general@mossfon-bvi.com
website: www.mossfon.com

"**Resolution of Shareholders**" means either:

(a) a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of 50% of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b) a resolution consented to in writing by a majority of in excess of 50% of the votes of Shares entitled to vote thereon;

"**Seal**" means any seal which has been duly adopted as the common seal of the Company;

"**Securities**" means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

"**Share**" means a share issued or to be issued by the Company;

"**Shareholder**" means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

"**Treasury Share**" means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

"**written**" or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and "**in writing**" shall be construed accordingly.

1.2. In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a) a "**Regulation**" is a reference to a regulation of the Articles;

(b) a "**Clause**" is a reference to a clause of the Memorandum;

(c) voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d) the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act, any re-enactment thereof; and

(e) the singular includes the plural and vice versa.

1.3. Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4. Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2. NAME

The name of the Company is BEYOND GOLDEN HOLDINGS LIMITED.

3. STATUS

The Company is a company limited by shares.

4. REGISTERED OFFICE AND REGISTERED AGENT

4.1 The first registered office of the Company is at Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2 The first registered agent of the Company is Mossack Fonseca & Co. (B.V.I.) Ltd., P.O. Box 3136, Road Town, Tortola, British Virgin Islands.

4.3 The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4 Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5. CAPACITY AND POWERS

5.1 Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a) full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b) for the purposes of paragraph (a), full rights, powers and privileges.

5.2 For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

6. NUMBER AND CLASSES OF SHARES

6.1 The Company is authorised to issue a maximum of 50,000 Shares with a par value of US$1.00 each of a single class.

6.2 The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6.3 Shares maybe issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.

7. RIGHTS OF SHARES

7.1 Each Share in the Company confers upon the Shareholder:

(a) the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b) the right to an equal share in any dividend paid by the Company; and

(c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

7.2 The Company may by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

8. VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holder of not less than 50% of the issued shares in that class.

9. RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking *pari passu* therewith.

10. REGISTERED SHARES

10.1 The Company shall issue registered shares only.

10.2 The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

11. TRANSFER OF SHARES

11.1 The Company shall, on receipt of an instrument of transfer complying with Sub-Regulation 6.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

11.2 The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

12. AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1 Subject to Clause 8, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a) to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b) to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c) in circumstances where the Memorandum or Articles cannot be amended by the Shareholders; or

(d) to Clauses 7, 8 or 9 or this Clause 12.

12.2 Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

We, MOSSACK FONSECA & CO. (B.V.I.) LTD., of P.O. Box 3136, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 5th day of January, 2010.

Incorporator

....
Rosemarie Flax
Authorised Signatory
MOSSACK FONSECA & CO. (B.V.I.) LTD.

REGISTRAR OF CORPORATE AFFAIRS
REGISTERED

REGISTRAR OF CORPORATE AFFAIRS

REGISTERED